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                                                                    Exhibit 8(a)

                                                                       BD&G FORM
                                                                      OF OPINION


                              __________ __, 1996


Bank of Boston Corporation
100 Federal Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

          This opinion is furnished to you pursuant to Section 6.02(d) of the Agreement and Plan of Reorganization dated as of October 10, 1995, as amended (the "Agreement") among Bank of Boston Corporation, a Massachusetts corporation ("BKBC"), and The Boston Bancorp, a Massachusetts corporation ("Bancorp"). Pursuant to the Agreement, BancBoston Merger Co. ("Sub"), a newly incorporated direct wholly-owned subsidiary of BKBC, will merge with and into Bancorp in a transaction (the "Merger") in which the existing stockholders of Bancorp will receive Common Stock, par value $2.25 per share of BKBC ("BKBC Common Stock") in exchange for their issued and outstanding shares of Common Stock, par value $1.00 per share, of Bancorp ("Bancorp Common Stock"). You have requested our opinion as to certain federal income tax consequences anticipated to follow from implementation of the Agreement.

          For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Joint Proxy Statement-Prospectus dated [________], included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by BKBC in connection with the Merger (Registration No. _____), and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

          As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents and in certificates from BKBC, Bancorp, and Sub dated the date hereof copies of which are attached hereto (the "Certificates"). Our opinion assumes that all representations set forth in the Documents and Certificates are true and correct in all material aspects as of the date hereof. In addition, our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.
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Bank of Boston Corporation
__________ __, 1996
Page 2


          On the basis of and subject to the foregoing, and assuming due adoption and implementation of the Agreement in accordance with its terms (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and consistent with the representations set out in the Documents and Certificates, we are of the opinion that for federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code.

          This opinion is being delivered solely to you for your use in connection with the referenced transaction and such other uses to which we have given our prior written consent. It may not be relied upon by any other person or used for any other purpose.

                                             Very truly yours,


                                             Bingham, Dana & Gould